Exhibit 8.1
List of Subsidiaries of the Registrant

Proportion of Ownership
Name of Subsidiary	Jurisdiction of Incorporation	Interest Owned by China Life

	The People’s Republic of China	60%
China Life Asset		(directly)
Management Company Limited

	Hong Kong	50%(2)
China Life Franklin Asset		(indirectly through affiliate)
Management Company Limited (1)

	The People’s Republic of China	92.2%(3)
China Life Pension Company		(directly and indirectly
Limited (2)		through affiliate)

(1)	Formerly known as China Life Asset Management (Hong Kong) Company Limited

(2)	AMC, which is 60% owned by us, owns 50%

(3)	We own 87.4% and AMC, which is 60% owned by us, owns 4.8%